As filed with the Securities and Exchange Commission on September 20, 2013

File No. 001-35853

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

Harvard Apparatus Regenerative Technology, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	45-5210462 (I.R.S. Employer Identification No.)
84 October Hill Road Holliston, MA (Address of principal executive offices)	01746 (Zip Code)

Registrant's telephone number, including area code:
(508) 893-8999

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, par value $0.01 per share	The NASDAQ Stock Market LLC

Securities to be registered pursuant to Section 12(g) of the Act:

None

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

Harvard Apparatus Regenerative Technology, Inc.
Cross-Reference Sheet Between Information Statement and Items of Form 10

The information required by the following Form 10 registration statement items is contained in the information statement sections that are identified below, each of which is incorporated herein by reference.

Item 1.    Business.

The information required by this item is contained under the sections “Summary,” “Risk Factors,” “Forward-Looking Statements,” “The Separation,” “Management's Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” “Certain Relationships and Related-Party Transactions,” and “Where You Can Find More Information.”

Item 1A.    Risk Factors.

The information required by this item is contained under the sections “Risk Factors” and “Forward-Looking Statements.”

Item 2.    Financial Information.

The information required by this item is contained under the sections “Selected Historical Financial Data,” and “Management's Discussion and Analysis of Financial Condition and Results of Operations.”

Item 3.    Properties.

The information required by this item is contained under the section “Business—Properties.”

Item 4.    Security Ownership of Certain Beneficial Owners and Management.

The information required by this item is contained under the section “Security Ownership of Certain Beneficial Owners and Management.”

Item 5.    Directors and Executive Officers.

The information required by this item is contained under the section “Management.”

Item 6.    Executive Compensation.

The information required by this item is contained under the sections “Management” and “Director and Executive Compensation.”

Item 7.    Certain Relationships and Related Transactions, and Director Independence.

The information required by this item is contained under the sections “Certain Relationships and Related-Party Transactions” and “Management.”

Item 8.    Legal Proceedings.

The information required by this item is contained under the section “Business—Legal Proceedings.”

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Item 9.    Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters.

The information required by this item is contained under the sections “Summary,” “Risk Factors,” “The Separation,” “Director and Executive Compensation,” “Description of Securities.”

Item 10.    Recent Sales of Unregistered Securities.

Not applicable.

Item 11.    Description of Registrant's Securities to Be Registered.

The information required by this item is contained under the sections “Summary,” “The Separation,” and “Description of Securities.”

Item 12.    Indemnification of Directors and Officers.

The information required by this item is contained under the section “Description of Securities—Limitation on Liability of Directors and Indemnification of Directors and Officers.”

Item 13.    Financial Statements and Supplementary Data.

The information required by this item is contained under the sections “Index to Financial Statements,” and the financial statements referenced therein.

Item 14.    Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

Not applicable.

Item 15.    Financial Statements and Exhibits.

(a)        Financial Statements

The information required by this item is contained under the sections “Index to Financial Statements,” and the financial statements referenced therein.

(b)        Exhibits

The information required by this item is contained in the Exhibit Index following the signature page to this registration statement on Form 10.

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SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Harvard Apparatus Regenerative Technology, INC.

	By:	/s/ David Green
Name: David Green
Title: President and Chief Executive Officer

Dated: September 20, 2013

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EXHIBIT INDEX

Exhibit Number	Description of Exhibit
2.1§*	Form of Separation and Distribution Agreement between Harvard Apparatus Regenerative Technology, Inc. and Harvard Bioscience, Inc.
3.1*	Amended and Restated Certificate of Incorporation of Registrant
3.2*	By-laws of the Registrant
3.3*	Form of Amended and Restated By-laws of the Registrant
3.4*	Form of Certificate of Designations of Series A Junior Participating Cumulative Preferred Stock of Harvard Apparatus Regenerative Technology, Inc.
4.1*	Specimen Stock Certificate evidencing the shares of common stock
4.2*	Form of Shareholders Rights Agreement between Harvard Apparatus Regenerative Technology, Inc., and Registrar and Transfer Company, as Rights Agent
10.1**	Form of Transition Services Agreement between Harvard Apparatus Regenerative Technology, Inc. and Harvard Bioscience, Inc.
10.2*	Form of Tax Sharing Agreement between Harvard Apparatus Regenerative Technology, Inc. and Harvard Bioscience, Inc.
10.3#*	Form of Employment Agreement between Harvard Apparatus Regenerative Technology, Inc. and David Green
10.4#*	Form of Employment Agreement between Harvard Apparatus Regenerative Technology, Inc. and Thomas McNaughton
10.5*	Form of Product Distribution Agreement between Harvard Apparatus Regenerative Technology, Inc. and Harvard Bioscience, Inc.
10.6*	Form of Intellectual Property Matters Agreement between Harvard Apparatus Regenerative Technology, Inc. and Harvard Bioscience, Inc.
10.7*	Form of Indemnification Agreement for Officers and Directors
10.8*	Form of 2013 Equity Incentive Plan
10.9*	Form of Employee Stock Purchase Plan
10.10*	Form of Incentive Stock Option Agreement
10.11*	Form of Non-Qualified Stock Option Agreement for executive officers
10.12*	Form of Non-Qualified Stock Option Agreement for directors
10.13*	Form of Deferred Stock Award Agreement
10.14#*	Director Compensation Arrangements
10.15†*(1)	Sublicense Agreement dated as of December 7, 2012 between Harvard Apparatus Regenerative Technology, Inc. and Harvard Bioscience, Inc., and related Trademark License Agreement, dated December 19, 2002, by and between Harvard Bioscience, Inc. and President and Fellows of Harvard College
10.16*	Patent Rights Assignment dated December 21, 2012 between Harvard Apparatus Regenerative Technology, Inc. and Dr. Paolo Macchiarini
10.17*	Sponsored Research Agreement dated August 5, 2009 by and among Harvard Apparatus Regenerative Technology, Inc. (as assignee of Harvard Bioscience, Inc.), Sara Mantero, Maria Adelaide Asnaghi, and Department of Bioengineering of the Politecnico Di Milano

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10.18†*(2)	Exclusive License Agreement dated August 6, 2009 by and between Harvard Apparatus Regenerative Technology, Inc. (as assignee of Harvard Bioscience, Inc.) and Sara Mantero and Maria Adelaide Asnaghi
10.19*	Novel Surgery Agreement dated as of May 21, 2012 between Harvard Apparatus Regenerative Technology, Inc. and State Budget Institution of Public Health Department Regional Clinical Hospital #1 and Vladimir Alekseevich Porhanov
10.20*	Novel Surgery Agreement dated as of May 24, 2012 between Harvard Apparatus Regenerative Technology, Inc. and OSF Healthcare System, owner and operator of Saint Francis Medical Center and Children’s Hospital of Illinois, and Mark Holterman, M.D.
10.21*	Amendment to Novel Surgery Agreement dated as of April 5, 2013 between Harvard Apparatus Regenerative Technology, Inc. and OSF Healthcare System, owner and operator of Saint Francis Medical Center and Children’s Hospital of Illinois, and Mark Holterman, M.D.
10.22*	Amendment to Novel Surgery Agreement dated as of June 26, 2013 between Harvard Apparatus Regenerative Technology, Inc. and State Budget Institution of Public Health Department Regional Clinical Hospital #1 and Igor S. Polyakov
10.23**	Form of Sublease by and between Harvard Apparatus Regenerative Technology, Inc. and Harvard Bioscience, Inc.
21**	Subsidiaries of the Registrant
99.1**	Preliminary Information Statement of Harvard Apparatus Regenerative Technology, Inc., subject to completion, dated September 20, 2013

* Previously filed.

* * Filed herewith. All other exhibits which are not filed herewith or incorporated by reference are to be filed by amendment.

§ The schedules and exhibits to the Separation Agreement have been omitted. A copy of any omitted schedule or exhibit will be furnished to the Securities and Exchange Commission supplementally upon request.

† Confidential portions of this exhibit (indicated by asterisks) have been redacted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

# Management contract or compensatory plan or arrangement.

(1) Previously filed as Exhibit 10.15 to the Registrant's Amendment No. 2 to Form S-1 Registration Statement (File No. 333-18589) filed on February 15, 2013 and incorporated by reference thereto.

(2) Previously filed as Exhibit 10.19 to the Registrant's Amendment No. 2 to Form S-1 Registration Statement (File No. 333-18589) filed on February 15, 2013 and incorporated by reference thereto.

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